Exhibit 99.1

SOUTHERN COPPER CORPORATION

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, U.S.A.
Phone: (602) 977-6595 - Fax: (602) 494-5318

FOR IMMEDIATE RELEASE

Investor Relations (602) 977-6595

Southern Copper Corporation Reports
Increase in copper resources at Its Toquepala and Cuajone Mines in Peru.

Phoenix, December 7, 2006- Southern Copper Corporation (SCC) (the Company)
(NYSE and LSE: PCU)

Additional copper resources

Southern Copper Corporation is pleased to announce that as a result of an intensive 4 year program of continuing exploration inside and outside pit limits and surrounding areas of our Toquepala and Cuajone mines in Peru, the ore reserves have increased by 83% in Toquepala and 8% in Cuajone. The metal content has increased by 61% in Toquepala and 22% in Cuajone, extending 23 years or 85% the life of the Toquepala mine and 3 years or 9% the life of the Cuajone mine. These significant increases give us the flexibility to evaluate various alternatives to increase production and enhance the growth of the Company, which is to generate additional jobs and to contribute even more to the economic and social growth of Peru and Mexico.

Since 2002, our exploration and development program has had intensive and continuing drilling focused at the Toquepala and Cuajone mines. We have completed 45,000 meters of drilling in Toquepala and 9,000 meters in Cuajone through the end of 2005, followed by testing and certification of reserves by the independent international mining consultants MINTEC Inc. who have certified these new resources. Compared to the volumes reported in December 31, 2005, in Toquepala, the copper contained in ore reserves increased by 3.8 million tons, or 60.8%, from 6.2 million tons to 10,0 million tons.  In Cuajone, the copper contained in ore reserves increased by 1.5 million tons, or 22.4%, from 6.9 million tons to 8.4 million tons.

We intend to report these new copper resources to the Securities and Exchange Commission (SEC).  In calculating the reserves, we have used a copper price of $0.90 per pound and a molybdenum price of $5.00 per pound in order to make them comparable with the last year’s reported reserves. The average ten month 2006 prices for copper and molybdenum are $3.05 and $24.66 per pound, respectively. In the attached table we are also reporting the ore reserves at the three year average price of $1.26 per pound according to the SEC methodology and regulations.

We continue with our drilling program at our Mexican mines which may result in an increase in the copper reserves as well.

The chart below summarizes the new ore reserves.

Southern Copper Corporation

Toquepala Ore Reserves		Reported in 2005 10K (using $0.90 per lb. price)	Additional Reserves (using $0.90 per lb. price)	Total New Ore Reserves	Percentage increase	Reported in 2005 10K (using $1.26 per lb. price)
Copper price	($/lb)	0.90	0.90	0.90		1.26
Copper Sulfide ore reserves	(,000 metric tons)	576,593	477,716	1,054,309	82.9%	2,174,479
Average grade:
Copper	(% Cu)	0.731	(0.06)	0.668	(8.6%)	0.58
Molybdenum	(% Mo)	0.042	(0.002)	0.040	(4.8%)	0.320
Life of the mine	(years)	27	23	50	85.2%	103
Leacheable material	(,000 tons)	925,075	301,972	1,227,047	32.6%	2,777,807
Average copper grade	(% Cu)	0.218	0.025	0.243	11.5%	0.172
Copper contained in ore reserves	(,000 metric tons)	6,233	3,787	10,020	60.80%	17,375

Cuajone Ore Reserves		Reported in 2005 10K (using $0.90 per lb. price)	Additional Reserves (using $0.90 per lb. price)	Total New Ore Reserves	Percentage increase	Reported in 2005 10K (using $1.26 per lb. price)
Copper price	($/lb)	0.90	0.90	0.90		1.26
Copper Sulfide ore reserves	(,000 metric tons)	1,064,339	81,082	1,145,421	7.6%	1,935,407
Average grade:
Copper	(% Cu)	0.636	(0.03)	0.61	(4.0%)	0.561
Molybdenum	(% Mo)	0.020	—	0.020	0.0%	0.019
Life of the mine	(years)	34	3	37	8.8%	68
Leacheable material	(,000 tons)	451,536	148,314	599,850	32.8%	946,945
Average copper grade	(% Cu)	—	0.239	0.239	—	0.242
Copper contained in ore reserves	(,000 metric tons)	6,878	1,539	8,417	22.40%	13,143

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These materials include “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). All statements other than historical information are forward-looking statements. These forward-looking statements are based on management’s current beliefs and expectations, speak only as of the date made, and are subject to a number of significant risks and uncertainties that can not be predicted or quantified and are beyond our control including the risk that actual mineral reserves can vary considerably from estimates presently made. Future developments and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that may affect future results are set forth in our filings with the Securities and Exchange Commission, which filings are available at the SEC’s Web site (www.sec.gov). Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the second largest copper reserves of any listed company in the world. We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 24.9% ownership interest is held by the international investment community. We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.